EXHIBIT 11.1

                         FM PROPERTIES INC.
              COMPUTATION OF NET INCOME PER COMMON AND
                      COMMON EQUIVALENT SHARE

                                Three Months               Nine Months
                            Ended September 30,          Ended September 30,
                          -----------------------      ----------------------
                             1997          1996           1997        1996
                          ----------   ----------     ----------    ---------
                                   (In Thousands, Except Per Share Amounts)
Primary:
  Net income applicable to
    common stock          $    3,455    $    1,458    $    7,171    $    1,065
                          ==========    ==========    ==========    ==========
  Average common shares
    outstanding              14, 289        14,286        14,287        14,286
  Common stock equivalents:
    Stock options                261           109           194            78
                          ----------    ----------    ----------    ----------

  Common and common
    equivalent shares         14,550        14,395        14,481        14,364
                          ==========    ==========    ==========    ==========

  Net income per common
    and common equivalent
    share                       $.24          $.10          $.50          $.07
                                ====          ====          ====          ====

Note: No computation of fully diluted net income per common and common equivalent share is shown as there are no convertible securities.